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                                                                April 30, 1998

Dean Witter Dividend Growth Securities Inc.
Two World Trade Center
New York, New York 10048

Dean Witter Retirement Series
Dividend Growth Series
Two World Trade Center
New York, New York 10048

Gentlemen:

   You have requested our opinion as to the Federal income tax consequences of the transaction (the "Reorganization") described below pursuant to which
(i) substantially all assets of Dividend Growth Series ("Dividend Growth"), one of eleven portfolios of Dean Witter Retirement Series, a Masachusetts business trust("Retirement Series"), will be combined with those of Dean Witter Dividend Growth Securities Inc., a Maryland corporation (the "Corporation"), in exchange for shares of the Corporation ("Corporation Shares"), and the assumption by the Corporation of certain liabilities of Dividend Growth (the "Liabilities"); (ii) Dividend Growth will be liquidated; and (iii) the Corporation Shares will be distributed to the holders ("Dividend Growth Shareholders") of shares in Dividend Growth ("Dividend Growth Shares").

   We have examined and are familiar with such documents, records and other instruments as we have deemed appropriate for purposes of this opinion letter, including the Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933 on Form N-14, relating to the Corporation Shares (the "Registration Statement") which includes, as a part thereof, the proxy statement of Retirement Series, on behalf of Dividend Growth (the "Dividend Growth Proxy"), which will be used to solicit proxies of Dividend Growth Shareholders in connection with the Special Meeting of Dividend Growth Shareholders and the Agreement and Plan of Reorganization by and between the Corporation and Retirement Series, on behalf of Dividend Growth (the "Plan").

   In rendering this opinion, we have assumed that the Reorganization will be carried out pursuant to the terms of the Plan, that factual statements and information contained in the Registration Statement, the Dividend Growth Proxy and other documents, records and instruments supplied to us are correct and that there will be no material change with respect to such facts or information prior to the time of the Reorganization. In rendering our opinion, we have also relied on the representations and facts discussed below which have been provided to us by Dean Witter Intercapital Inc. ("InterCapital"), the Corporation and Retirement Series, and we have assumed that such representations and facts will remain correct at the time of the Reorganization.

                                    FACTS

   The Corporation is an open-end diversified management investment company engaged in the continuous offering of its shares to the public. Since its inception, the Corporation has conducted its affairs so as to qualify, and has elected to be taxed, as a regulated investment company under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

   Retirement Series is an open-end diversified management investment company engaged in the continuous offering of shares of Dividend Growth to the public. Dividend Growth is one of eleven portfolios of Retirement Series, a series fund. Since its inception, Dividend Growth has conducted its affairs so as to qualify, and has elected to be taxed, as a regulated investment company under Section 851 of the code.

   The Board of Directors of the Corporation and the Board of Trustees of Retirement Series have each determined, for valid business reasons, that it is advisable to combine the assets of the Corporation and Dividend Growth into one fund.


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   In view of the above, the Board of Trustees of Retirement Series adopted the Plan, subject to, among other things, approval by Dividend Growth Shareholders.

   Pursuant to the Plan, Dividend Growth will transfer all of its assets to the Corporation in exchange for the Corporation Shares (including fractional Corporation Shares) and the assumption by the Corporation of the Liabilities. Immediately thereafter, Dividend Growth will distribute the Corporation Shares to Dividend Growth Shareholders in exchange for and in cancellation of their Dividend Growth Shares and in complete liquidation of Dividend Growth.

   Each of the following representations, among other representations, has been made to us in connection with the Reorganization by InterCapital, Retirement Series and by the Corporation.

   (1) To the best of the knowledge of the management of InterCapital, Retirement Series, the Corporation, and their affiliates, there is no plan or intention on the part of Dividend Growth Shareholders, to redeem, sell, exchange or otherwise dispose of a number of Corporation Shares that would reduce Dividend Growth Shareholders' ownership of Corporation Shares to a number of Corporation Shares having a value, as of the date of the Reorganization, of less than fifty percent of the value of all of the formerly outstanding Dividend Growth Shares as of such date;

   (2) The Corporation has no plan or intention to reacquire any of the Corporation Shares to be issued pursuant to the Reorganization except to the extent necessary to comply with its legal obligation to redeem its own shares;

   (3) The Liabilities to be assumed by or transferred to the Corporation were incurred by Dividend Growth in the ordinary course of business and are associated with the assets being transferred to the Corporation;

   (4) The amount of the Liabilities will not exceed the aggregate adjusted basis of Dividend Growth for its assets transferred to the Corporation;

   (5) The Corporation has no plan or intention to sell or otherwise dispose of more than fifty percent of the assets of Dividend Growth acquired in the Reorganization, except for dispositions made in the ordinary course of business;

   (6) There is no indebtedness between Dividend Growth and the Corporation that was issued, acquired or will be settled at a discount;

   (7) Dividend Growth has been a regulated investment company within the meaning of Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a regulated investment company for its taxable year ending on the date of the Reorganization;

   (8) The Corporation has been a regulated investment company within the meaning of Section 851 of the Code since the date of its organization through the date hereof and will qualify as a regulated investment company for its taxable year ending on February 28, 1998;

   (9) Dividend Growth will have no accumulated earnings and profits as of the close of its taxable year ending on the date of the Reorganization.

                                    OPINION

   Based on the Code, Treasury Regulations issued thereunder, Internal Revenue Service Rulings and the relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents, records and other instruments we have reviewed, it is our opinion that the Federal income tax consequences of the Reorganization to the Corporation, Dividend Growth and the Dividend Growth Shareholders will be as follows:

   (1) The transfer of substantially all of Dividend Growth's assets in exchange for the Corporation Shares and the assumption by the Corporation of certain stated Liabilities of Dividend Growth, followed by the distribution by Dividend Growth of the Corporation Shares to the Dividend Growth Shareholders


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in exchange for their Dividend Growth Shares, will constitute a
"reorganization" within the meaning of Section 368(a)(1)(C) of the Code, and Dividend Growth and the Corporation will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

   (2) No gain or loss will be recognized by the Corporation upon the receipt of the assets of Dividend Growth solely in exchange for the Corporation Shares and the assumption of the Liabilities by the Corporation;

   (3) No gain or loss will be recognized by Dividend Growth upon the transfer of the assets of Dividend Growth to the Corporation, in exchange for the Corporation Shares and the assumption of the Liabilities by the Corporation, or upon the distribution of the Corporation Shares to Dividend Growth Shareholders in exchange for their Dividend Growth Shares as provided in the Plan;

   (4) No gain or loss will be recognized by Dividend Growth Shareholders upon the exchange of their Dividend Growth Shares for the Corporation Shares;

   (5) The aggregate tax basis for the Corporation Shares received by each Dividend Growth Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Dividend Growth Shares held by each such Dividend Growth Shareholder immediately prior to the Reorganization;

   (6) The holding period of the Corporation Shares to be received by each Dividend Growth Shareholder will include the period during which the Dividend Growth Shares surrendered in exchange therefor were held (provided such Dividend Growth Shares were held as capital assets on the date of the Reorganization);

   (7) The tax basis of the assets of Dividend Growth acquired by the Corporation will be the same as the tax basis of such assets to Dividend Growth immediately prior to the Reorganization; and

   (8) The holding period of the assets of Dividend Growth in the hands of the Corporation will include the period during which those assets were held by Dividend Growth.

   We are not expressing an opinion as to any aspect of the Reorganization other than those opinions expressly stated above.

   As noted above, this opinion is based upon our analysis of the Code, Treasury Regulations issued thereunder, Internal Revenue Service Rulings and case law which we deem relevant as of the date hereof. No assurances can be given that there will not be a change in the existing law or that the Internal Revenue Service will not alter its present views, either prospectively or retroactively, or adopt new views with regard to any of the matters upon which we are rendering this opinion, nor can any assurances be given that the Internal Revenue Service will not audit or question the treatment accorded to the Reorganization on the Federal income tax returns of the Corporation, Dividend Growth or the Dividend Growth Shareholders.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and any reference to our firm in the Registration Statement and the Dividend Growth Proxy constituting a part thereof.

                                            Very truly yours,




                                            /s/ Gordon Altman Butowsky Weitzen
                                                 Shalov & Wein


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